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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: March 22, 2004

                                  ISRAMCO, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                  0-12500                   13-3145265
(State or other Jurisdiction of     (Commission             (IRS Employer No.)
 Identification Incorporation)      File Number)


                         11767 KATY FREEWAY, HOUSTON, TX 77079
                    (Address of Principal Executive Offices)


                                  713-621-3882
              (Registrant's Telephone Number, including Area Code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Isramco, Inc., a Delaware corporation (the "Company"), announced today that it successfully bid for a luxury cruise liner at an auction held on March 19, 2004 under order of the United States Bankruptcy Court, Southern District of Florida (the "Court"). The Court entered an order on March 19, 2004 authorizing the sale by Alberta Trading Company, a Marshall Islands Corporation and the debtor-in-possession, to the Company of the cruise liner (hereinafter the "Vessel"), on an 'as is' basis and free and clear of all liens and claims, for a purchase price of $8,050,000. Under the Court's order, the Company is required to consummate the purchase by March 29, 2004.

     The Vessel, a Bahamas flagged ship, contains 270 passenger cabins spread out over nine decks. The Vessel was built in France in 1973 and was purchased in 1999 by Alberta Trading Company, the debtor-in-possession. The Vessel was converted into a luxury cruise liner from a passenger/car ferry in 2000 at a cost of approximately $18.5 million and, up until January 2004, has been continuously used as a luxury cruise liner.

     The Company intends to pay the purchase price from a combination of internal working capital and a commercial loan. The Company and Bank Leumi, an Israeli based bank, have reached a non-binding agreement-in-principle for a five-year loan of approximately $5 million, to be secured by a lien on the Vessel and a guarantee by the Company. Additionally, the Company estimates that it will need to expend an additional approximate amount of $750,000 for dry-docking repairs and related costs.

     The Company is currently in discussions with several luxury cruise operators for the purpose of commercially leasing the Vessel as a luxury cruise liner. No assurance can be given that the Company will be able to conclude any leasing arrangement on commercially acceptable terms.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused his report to be signed on its behalf by the undersigned hereunto duly authorized.



DATE: MARCH 22, 2004                      ISRAMCO, INC.

                                          BY: /S/ HAIM TSUFF,

                                          HAIM TSUFF,
                                          CHIEF EXECUTIVE OFFICER